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EXHIBIT  21.1
SUBSIDIARIES  OF  ENERGY  CORPORATION  OF  AMERICA  ON  JUNE  30,  2000


NAME OF SUBSIDIARY                      STATE OF INCORPORATION
Allegheny & Western Energy Corporation  West Virginia
Eastern American Energy Corporation. .  West Virginia
Eastern Capital Corporation. . . . . .  West Virginia
Eastern Exploration Corporation. . . .  West Virginia
Eastern Marketing Corporation. . . . .  West Virginia
Eastern Pipeline Corporation . . . . .  West Virginia
Eastern Systems Corporation. . . . . .  West Virginia
Mapcom Systems, Inc. . . . . . . . . .  Virginia
Mountaineer Gas Company. . . . . . . .  West Virginia
Mountaineer Gas Services, Inc. . . . .  West Virginia
Natural Gas Transportation Company . .  West Virginia
Westech Australia, LLC . . . . . . . .  Colorado
Westech Energy Corporation . . . . . .  Colorado
Westech Energy New Zealand . . . . . .  New Zealand
Westech Energy New Zealand, LLC. . . .  Colorado
Westside Acquisition Corporation . . .  Colorado
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